Exhibit 17.1

Aviram Malik

 Letter of Resignation

November 18, 2012

Board of Directors

Adama Technologies Corporation

76/7 Zalman Shazar Street,

Hod Hasharon, Israel 45350

RE: Letter of Resignation

Gentlemen:

I hereby resign from my positions as Chief Executive Officer, President and a director of Adama Technologies Corporation. I have had no disagreements with the Company’s operation, policies or practices. I am resigning to pursue other business opportunities.

Very truly yours,

/s/ Aviram Malik

Aviram Malik